[CURAGEN LOGO]	EXHIBIT 99.1

Contact:

Fred Aslan, M.D.

faslan@curagen.com

CuraGen Corporation

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Reports Second Quarter 2004 Financial Results

-Addition of PXD101 to the Pipeline and Collaboration with

Seattle Genetics Highlight the Quarter-

Conference Call Details: Live webcast will begin at 11:00 a.m. Eastern at www.curagen.com. A replay of the conference call will be available starting at 2:00 p.m. Eastern on July 29, 2004 through August 29, 2004, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international). The passcode for the replay is 8878925.

NEW HAVEN, Conn., July 29, 2004 — CuraGen Corporation (Nasdaq: CRGN) today reported financial results for the second quarter ended June 30, 2004. CuraGen continues to advance its downstream drug development efforts while carefully managing overall expenditures. Net loss for the second quarter was $28.2 million or $0.57 per share, compared to $23.4 million or $0.48 per share for the same period in 2003. As of June 30, 2004, CuraGen had available cash and investments of $375.1 million. The Company had outstanding 6% subordinated convertible debt of $130 million due in February 2007 and 4% subordinated convertible debt of $110 million due in February 2011.

“During the second quarter, CuraGen executed strategic agreements that have strengthened our pipeline: our recent collaboration with TopoTarget added PXD101, one of the most advanced histone deacetylase (HDAC) inhibitors in development for the treatment of cancer; and our collaboration with Seattle Genetics allows us to arm our proprietary antibodies with potent cancer drugs for more targeted activity against cancer cells, and we expect to be announcing clinical candidates that will utilize this approach in the near future,” stated Jonathan M. Rothberg, Ph.D., Chief Executive Officer, President and Chairman of CuraGen. “I am also pleased with the progress at 454 Life Sciences as they continue preparations for commercialization of their instruments and services, and the $2.4 million grant awarded to them from the National Institutes of Health (NIH) helps establish their technology as a leader in whole genome sequencing.”

“CG53135 continues to be on track to transition to Phase II later this year and we have recently reported preclinical data that demonstrates our ability to prevent oral mucositis in animals with a single-dose of CG53135, as well as our ability to treat oral mucositis in animals after the appearance of initial symptoms. We will continue to explore these characteristics in clinical development and believe that they could potentially have important therapeutic implications,” stated Timothy M. Shannon, M.D., Executive Vice President of Research & Development and Chief Medical Officer. “Furthermore, we are preparing to bring our first fully human monoclonal antibody, CR002, into Phase I for kidney inflammation later this year, are on track to transition PXD101 into Phase II during the first half of 2005, and are preparing to announce the next clinical candidates for 2005 and beyond.”

CuraGen’s Recent Highlights include:

•	Signing a license and collaboration agreement with TopoTarget A/S to develop and commercialize PXD101, one of the most advanced HDAC inhibitors in development, being investigated as a treatment for solid and hematologic cancers and to utilize CuraGen’s platform to evaluate TopoTarget’s extensive HDAC library to identify next generation HDAC inhibitors for clinical development;

•	Starting a second Phase I clinical trial of PXD101 in patients with hematologic cancer. Given that PXD101 may play a role as a treatment for hematologic as well as solid cancers, this second Phase I trial complements the ongoing Phase I study in cancer patients with solid tumors initiated in 2003;

•	Advancing CG53135 for oral mucositis (OM) while further characterizing the properties of this promising therapeutic;

•	Presenting new preclinical animal data at the 16th Annual International Symposium on Supportive Care in Cancer held by the Multinational Association of Supportive Care in Cancer (MASCC) and the International Society of Oral Oncology (ISOO) demonstrating that: a single-dose of CG53135 after exposure to chemotherapy but before the development of active OM reduces the severity and duration of subsequent OM; and that administration of CG53135 to animals with active OM resulted in a significant reduction in the number of days and severity of OM. This preclinical data supports the Company’s strategy to investigate CG53135 as a single dose agent for the prevention of OM, and as a treatment for active OM;

•	Initiating a Phase I study of CG53135 in cancer patients undergoing bone marrow transplantation (BMT) evaluating the safety and potential treatment response. This study in BMT patients complements the first Phase I study in colorectal cancer patients since CG53135 is being investigated for the prevention of OM in patients with solid tumors, such as colorectal cancer as well as in patients with hematologic tumors, such as the ones that require BMT;

•	Signing a license agreement with Seattle Genetics to access antibody-drug conjugate (ADC) technology for use with CuraGen’s proprietary antibodies. CuraGen’s antibodies armed with Seattle Genetics’ ADC technology have the ability to deliver potent cancer drugs directly to cancer cells increasing the potency of CuraGen’s targeted cancer therapies.

•	Ronald M. Cresswell, Ph.D., Hon. D.Sc., F.R.S.E., former Chief Scientific Officer of Warner-Lambert Company, retires from CuraGen’s Board of Directors. Dr. Jonathan M. Rothberg remarked “Ronnie is one of the greats of drug development, bringing products such as Lipitor® to the market, and has been a wonderful source of guidance and wisdom.”

454 Life Sciences Second Quarter Highlights included:

•	Receiving a $2.4 million grant from the National Human Genomes Research Institute (NHGRI), a part of the NIH, to help fund the scale-up of 454’s proprietary technology toward the sequencing of larger genomes, such as fungi, as an important step towards the goal of developing measurement systems that routinely and cost-effectively sequence an individual’s personal human genome on 454’s newly developed proprietary PicoTiter(TM) plate about the size of a credit card;

•	Continuing to prepare for commercialization of instruments and services for whole genome sequencing of viruses, bacteria, and candidate human genes.

Updated 2004 Financial Guidance:

Depreciation and amortization expense for 2004 are now anticipated to be approximately $9 to $10 million and 2004 capital expenditures are expected to be approximately $13 to $14 million. Consistent with prior financial guidance, and reflecting the above discussed changes, the Company anticipates its net loss for 2004 will be approximately $85 to $90 million, and that its cash burn, including the net proceeds of $86.0 million received from its first quarter financing activities, will range between $15 and $20 million, of which $15 to $18 million of cash burn will be attributed to 454 Life Sciences.

Background on CG53135 and Oral Mucositis (OM)

CG53135 is a novel growth factor discovered by CuraGen that appears to promote epithelial and mesenchymal cell proliferation and is currently being investigated for OM, a side effect experienced by cancer patients undergoing chemotherapy or radiation therapy. The disease is characterized by inflammation and ulceration of the tissue lining the mouth and throat, leading to bleeding, pain, and difficulty eating and drinking. OM is sometimes a cause for clinicians to interrupt patients’ cancer treatment regimens, thus limiting the success of therapeutic plans. CG53135 is being investigated for the prevention of OM, and is being administered to patients before the onset of symptoms in the belief that it will decrease the incidence and duration of the disease. An effective therapy for OM has the potential to treat debilitating symptoms, to allow cancer patients to tolerate the appropriate doses of cancer treatment, and to decrease hospitalization time.

Background on PXD101 and Histone Deacetylase (HDAC) Inhibitors

PXD101 is a Phase I HDAC inhibitor being investigated for the treatment of cancer. PXD101 is one of the most advanced HDAC inhibitors in development and will be investigated for its role in the treatment of a wide range of solid and hematologic malignancies either as a monotherapy, or in combination with other active anti-cancer agents. A growing body of research highlights the role of HDAC in regulating gene expression, particularly the expression of cancer-related genes. In cancer cells, HDAC inhibitors are believed to enable the expression of tumor suppressor genes, and impair the expression of oncogenes. HDAC inhibitors represent a new mechanistic class of anti-cancer therapeutics that target HDAC enzymes, and have been shown to: arrest growth of cancer cells; induce apoptosis, or programmed cell death; promote differentiation; inhibit angiogenesis; and sensitize cancer cells to overcome drug resistance phenotype when used in combination with other anti-cancer agents. HDAC inhibitors are believed to play a role in the treatment of a wide range of solid malignancies such as breast, colon, lung and ovarian cancers, and hematological malignancies, such as lymphomas, leukemias and myeloma.

Background on CR002 and Kidney Inflammation

CR002 is a fully human monoclonal antibody against PDGF-D, a mediator known to stimulate mesangial cell proliferation. Mesangial cell proliferation has been implicated in the pathogenesis of IgA nephropathy, lupus nephritis, and diabetic nephropathy, forms of kidney inflammation that can lead to kidney failure and the eventual need for dialysis or kidney transplantation. CR002 targets excess PDGF-D and is being investigated to treat the root cause of a condition that has no approved targeted therapies. An effective treatment for kidney inflammation has the potential to delay or prevent kidney failure and avoid the need for dialysis or kidney transplantation.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, obesity and diabetes. CuraGen’s therapeutics are based on targets from the human genome that are believed to play a role in important mechanisms underlying disease, including cell proliferation, anti-angiogenesis and peripheral metabolism. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced preclinical and clinical teams are rapidly advancing the Company’s pipeline of products for unmet medical needs. CuraGen’s expertise in systems biology, genomics and bioinformatics is now being used to prioritize therapeutic candidates with the highest chance of reaching the market and to help predict efficacy and safety in clinical trials. CuraGen’s technology and expertise have been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

About 454 Life Sciences

454 Life Sciences is developing novel instrumentation and sub-nanoliter technologies for rapidly and comprehensively determining the nucleotide sequence — “whole genome sequencing” — of entire viral, bacterial, and human genomes. In 2003, 454 Life Sciences sequenced the adenovirus genome in less than one day and submitted the completed sequence to GenBank®, becoming the first to develop a new method and to successfully complete a whole genome sequence since Walter Gilbert and Frederick Sanger won the Nobel Prize in 1980 for the invention of DNA sequencing. 454’s proprietary technology is expected to have widespread applications in drug discovery and development, disease diagnosis, animal health, biodefense, agriculture, and industrial processes. 454 Life Sciences is a majority owned subsidiary of CuraGen Corporation. Additional information is available at http://www.454.com.

Safe Harbor

This press release may contain forward-looking statements, including statements about our expectation to arm our clinical candidates with potent cancer drugs for more targeted activity against cancer cells; our expectation to transition CG53135 into Phase II clinical trials later this year; our plan to bring our first fully human monoclonal antibody, CR002, into Phase I clinical trials for kidney inflammation later this year; our expectation to transition PXD101 into Phase II clinical trials during the first half of 2005; our expectation to announce our next clinical candidates for 2005 and beyond; our anticipation that our depreciation and amortization expense for 2004 will be approximately $9 to $10 million; our anticipation that our 2004 capital expenditures will be approximately $13 to $14 million; our expectation that our net loss for 2004 will be approximately $85 to $90 million and that our cash burn, including the net proceeds of $86.0 million received from our first quarter financing activities, will range between $15 and $20 million, of which $15 to $18 million of cash burn will be attributed to 454; and our expectation that 454’s proprietary technology will have widespread applications in drug discovery and development, disease diagnosis, animal health, biodefense, agriculture, and industrial processes. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Quarterly Report on Form 10-Q for the period ended March 31, 2004 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

- FINANCIAL TABLES ATTACHED -

CURAGEN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue:
Grant revenue	$358	$—	$358	$—
Collaboration revenue	916	1,695	2,531	3,639

Total revenue	1,274	1,695	2,889	3,639

Operating expenses:
Grant research	100	—	100	—
Research and development	24,591	18,388	39,732	32,848
General and administrative	4,946	4,823	9,803	9,773
Restructuring and related charges	—	2,888	—	2,888

Total operating expenses	29,637	26,099	49,635	45,509

Loss from operations	(28,363)	(24,404)	(46,746)	(41,870)
Interest income	2,016	2,078	4,052	4,411
Interest expense	(3,345)	(2,464)	(6,222)	(4,939)
Loss on extinguishment of debt	—	—	(294)	—

Loss before income taxes and minority interest in subsidiary loss	(29,692)	(24,790)	(49,210)	(42,398)
Income tax benefit (expense)	90	(117)	184	—
Minority interest in subsidiary loss	1,410	1,480	2,795	2,829

Net loss	$(28,192)	$(23,427)	$(46,231)	$(39,569)

Basic and diluted net loss per share	$(0.57)	$(0.48)	$(0.93)	$(0.80)

Weighted average number of shares used in computing basic and diluted net loss per share	49,875	49,234	49,839	49,195

SELECTED BALANCE SHEET INFORMATION

			June 30, 2004	December 31, 2003
			(unaudited)
Cash and investments			$375,110	$343,641
Working capital			359,418	326,310
Total assets			415,505	376,957
Total long-term liabilities			241,514	151,500
Accumulated deficit			335,723	289,492
Stockholders' equity			149,680	197,681